Exhibit 10.2

Marathon Oil Corporation
Executive Tax, Estate and Financial Planning Program
Amended and Restated Effective January 1, 2024

I.    Introduction

Marathon Oil Corporation established the Marathon Oil Corporation Executive Tax, Estate and Financial Planning Program (the “Program”), effective July 1, 2002, to assist eligible executive officers in obtaining professional advice for personal tax, estate and financial planning matters. The Corporation hereby amends and restates the Program effective January 1, 2024.

II.    Definitions

As used herein, the terms set forth below shall have the following respective meanings:

“Controlled Group” means the Corporation and any other entity required to be aggregated with the Corporation pursuant to Section 414(b), (c), (m), (n) or (o) of the Internal Revenue Code of 1986, as amended.

“Corporation” means Marathon Oil Corporation, a Delaware corporation, or any successor thereto.

“Covered Service” means a tax, financial planning or estate planning service that is eligible to be covered under the Program pursuant to Section V, below.

“Dependent Child” means an unmarried dependent child of the Executive Officer who is eligible for coverage under the health program of the Marathon Oil Company Health and Welfare Plan or another group health plan sponsored or maintained by a member of the Controlled Group.

“Executive Officer” means (i) an officer of the Corporation in compensation grade 88 or above, (ii) an officer of a subsidiary or affiliate of the Corporation that is part of the Controlled Group in compensation grade 88 or above or (iii) a Vice President or above if recommended by the Vice President of Human Resources of the Corporation (or, if there is no Vice President of Human Resources of the Corporation, the employee who holds the most equivalent position at the Corporation or Marathon Oil Company) and approved by the President and Chief Executive Officer of the Corporation.

“Retained Firm” means the financial consulting firm retained by and paid directly by the Corporation or one of its subsidiaries to provide the Program benefits.

“Retirement” means termination on or after the time at which the Executive Officer is eligible for retirement under the Retirement Plan of Marathon Oil Company, or

Exhibit 10.2
if the Executive Officer does not participate in that plan, has attained age 50 and completed ten years of service with the Corporation or its subsidiaries and affiliates.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

III.    Eligibility

All Executive Officers are eligible for the Program. Eligibility is effective as of the later of (i) July 1, 2002, or (ii) the date on which the individual is initially promoted to or hired for an Executive Officer position.

IV.    Benefits

A. Benefits During Employment. An Executive Officer is eligible for up to $16,500 in Covered Services incurred in each calendar year during which he or she is an Executive Officer. An Executive Officer may receive the Covered Services for a particular calendar year from the Retained Firm or through another provider meeting the criteria set forth in Section V, below.

If the Executive Officer utilizes the Retained Firm to provide the Covered Services, the Corporation or one of its subsidiaries shall be invoiced by the Retained Firm and pay the Retained Firm directly for the Covered Services, subject to the Program limits, on behalf of the Executive Officer.

Alternatively, if an Executive Officer utilizes a provider that is not the Retained Firm to provide the Covered Services for a particular calendar year, the Corporation or one of its subsidiaries shall reimburse the Executive Officer for the Covered Services, based on eligible expenses actually incurred by the Executive Officer during the calendar year and subject to the Program limits. Any provider other than the Retained Firm must meet the criteria set forth in Section V, below, to be eligible for reimbursement.

For purposes of determining the maximum annual benefit and Program expense reimbursement, eligible expenses for Covered Services shall be considered incurred in the calendar year in which the Covered Services are performed. If an Executive Officer is promoted to an Executive Officer position mid-calendar year and any amounts were already incurred and paid or reimbursed in the year of such promotion under the Corporation’s comparable program for non-Executive Officers in compensation grades 17 or 18, those amounts shall count towards the Program limits for the year of such promotion.

B. Benefits Following Death or Retirement. In the event of the death or Retirement of an Executive Officer, the benefits available under the Program to the Executive Officer or, if applicable, his or her estate in the calendar year of death or Retirement shall be determined under Paragraph A. In the calendar year immediately following the death or Retirement of the Executive Officer, the Corporation shall

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reimburse the Executive Officer or, if applicable, the estate for up to $3,000 of tax return preparation services that otherwise qualify as Covered Services. No other Program benefits shall be made available to the Executive Officer or the estate following the death or Retirement of the Executive Officer.

C. Benefits Following Termination or Resignation. In the event an Executive Officer resigns or is terminated, the Corporation shall (i) pay to the Retained Firm on behalf of or (ii) reimburse the Executive Officer if a provider other than the Retained Firm is used, in each case for Covered Services that were incurred during his or her tenure as an Executive Officer, up to the applicable Program limits. In the case of reimbursement pursuant to this provision, a request for reimbursement must be properly submitted no later than 30 days following the date the Executive Officer’s tenure as an Executive Officer concludes. No other Program benefits shall be made available to the Executive Officer following the end of his or her tenure as an Executive Officer.

D. Benefits Following Transfer to a Non-Executive Officer Position. In the event an Executive Officer is transferred to a non-Executive Officer position within the Controlled Group and therefore no longer satisfies the definition of Executive Officer as set forth in Section II, above, he or she shall continue participation in the Program until December 31 of the calendar year following the year of such transfer. In the event of the death, Retirement, termination or resignation of the individual before December 31 of the calendar year following the year of such transfer, benefits shall be provided as set forth in Paragraphs B and C, above, as applicable.

V.    Covered Services

Services eligible to be received from the Retained Firm and covered under the Program or eligible for reimbursement under the Program (“Covered Services”) must meet the following requirements:

A. Services must be provided for the purpose of providing tax planning, tax return preparation, financial planning or estate planning services for the direct benefit of the Executive Officer or the spouse or a Dependent Child of the Executive Officer; and

B. Services must be provided by a Certified Public Accountant, a tax return preparation professional, a lawyer or a registered investment advisor who is in the business of providing such services to the public on a regular basis and who is not the Corporation’s independent auditor.

VI.    Requests for Reimbursement

Requests for reimbursement must be submitted via intra-company mail to the Vice President of Human Resources of the Corporation (or, if there is no Vice President of Human Resources of the Corporation, the employee who holds the most equivalent position at the Corporation or Marathon Oil Company) or such other appropriate individual as he or she may designate from time to time. Each reimbursement request

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must be accompanied by an original invoice and must be submitted no later than December 1 of the calendar year following the calendar year in which the services were performed (unless required to be submitted earlier in accordance with Section IV.C., above). For purposes of determining the maximum annual benefit, reimbursements will be attributed to the calendar year in which the services are performed.

VII.    Time of Payment

Reimbursements shall be paid within 60 days of the date on which a reimbursement request is submitted, but in no event later than December 31 of the calendar year following the calendar year in which the services were performed. Direct payments to the Retained Firm shall generally be made within 60 days of the date on which the Retained Firm submits an invoice for payment, but in no event later than December 31 of the calendar year following the calendar year in which the Covered Services were performed.

VIII.    Taxation of Program Benefits

A. All Program benefits will be subject to applicable payroll taxes and will be reported on the Executive Officer’s Form W-2 for the year of reimbursement. Executive Officers shall not be entitled to any “gross up” payments or tax allowances as compensation for or reimbursement of taxes owed on Program benefits.

B. Program benefits are intended to be exempt from Section 409A or to comply with Section 409A as reimbursements of expenses incurred by or paid on behalf of an Executive Officer. The amount of the expenses incurred during a taxable year of an Executive Officer that is eligible for reimbursement or payment under this Program does not affect the amount of expenses eligible to be reimbursed to or paid on behalf of such Executive Officer in any other taxable year. The right to reimbursement to or payment of benefits on behalf of an Executive Officer is not subject to liquidation and cannot be exchanged for another benefit.

IX.    Amendment or Termination

This Program can be amended or terminated at any time in the sole discretion of the Corporation or a delegate thereof, except that expenses incurred prior to the effective date of such amendment or termination will remain eligible for reimbursement following the effective date of amendment or termination in accordance with terms no less generous than the terms of the Program as in effect immediately prior to such amendment or termination. Notwithstanding the foregoing or anything to the contrary herein, however, this Program may be amended or supplemented to make such changes as the Corporation, upon advice of counsel, (i) determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state tax laws or (ii) determines are necessary or advisable for this Program either not to be subject to or to be compliant with Section 409A.

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X.    Administration

The Program is administered by the Compensation group of the Human Resources Department of the Corporation and its subsidiaries. In the event of any ambiguity, the Compensation Committee of the Board of Directors of the Corporation (including any successor committee to the Compensation Committee of the Board of Directors of the Corporation) or a delegate thereof has the authority to construe, in its, his or her discretion, as applicable, all terms, provisions, conditions and limitations of the Program.

IN WITNESS WHEREOF, the Corporation has executed this Marathon Oil Corporation Executive Tax, Estate and Financial Planning Program, as amended and restated, effective January 1, 2024.

MARATHON OIL CORPORATION

By /s/ Jill Ramshaw
Jill Ramshaw
Vice President, Human Resources